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EXHIBIT 99.1

                      NATURAL GAS CORPORATION LETTERHEAD
                                    (LOGO)
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                                                     NEWS RELEASE   NUMBER 96-10
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FOR IMMEDIATE RELEASE
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CONTACT:  CHARLOTTE DAY-BERRY, MANAGER - INVESTOR RELATIONS
     FRONTIER NATURAL GAS CORPORATION                          (713) 739-7100



                       FRONTIER NATURAL GAS CORPORATION
                     ANNOUNCE SALE OF N.E. CEDARDALE FIELD
                 TO OXY AND DECLARES PREFERRED STOCK DIVIDEND


HOUSTON, TEXAS - OCTOBER 7, 1996 - Frontier Natural Gas Corporation (NASDAQ:
FNGC) today announced the sale of its N.E. Cedardale field located in Major County, Oklahoma to OXY USA Inc., a subsidiary of Occidental Petroleum, for consideration totaling $3,550,000. The properties sold represent a substantial portion of Frontier's Oklahoma production. The Company stated three basic reasons for the sale:

     1)   A  favorable offer;

     2) Divestiture of the Oklahoma properties facilitates the Company's focus of its resources on its Gulf Coast projects

     3) Frontier chose to apply all of the sale proceeds to its Frontier's credit line with Bank of America. This reduction decreases debt service requirements over the next three years in an amount greater than the anticipated net revenues from the properties sold - thereby increasing net cash available to further Frontier's Gulf Coast projects.

Frontier indicated that the sale to OXY was for cash of $2,840,000 plus certain exchange properties which were concurrently sold to a third party for $710,000, thereby netting Frontier $3,550,000. From
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News Release 96-10
October 7, 1996
Page Two

a book value basis any gain or loss on the sale will be nominal. The transaction was closed September 27, 1996 but effective September 1, 1996.

     Frontier also announced that the Board of Directors declared a quarterly dividend of 30 cents per share on the Company's outstanding Convertible Preferred Stock. The dividend will be paid October 25, 1996 to stockholders of record at the close of business October 15, 1996. There are now 85,961 shares of Convertible Preferred Stock outstanding.

     Frontier has recently moved its corporate headquarters to Houston, Texas. It has an inventory of Gulf Coast Projects. Currently it is participating in a 3-D seismic data acquisition in Terrebonne Parish, Louisiana intended to lead to drilling in the first quarter of 1997. Prior to year end, Frontier plans to commence drilling on two other Gulf Coast wells and one in the Mid-Continent area.

     Frontier Natural Gas Corporation's primary business is exploring for natural gas and oil utilizing 3-D seismic and other computer aided exploration
(CAEX) tools primarily along the Gulf Coast. The Company's common stock is listed by NASDAQ in the Small Cap Issues under the symbol FNGC.